                                                                    EXHIBIT 12.1

                                    PUBLIC SERVICE ELECTRIC AND GAS COMPANY
                              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES



                                              For the
                                               Three
                                               Months
                                                Ended                  For the Years Ended
                                               March 31,                   December 31,
                                              ----------------------------------------------------------
                                              2005    2004     2004    2003     2002     2001     2000
                                              ----------------------------------------------------------
                                                              (Millions, except ratios)
Earnings as Defined in Regulation S-K (A):

Pre-tax Income from Continuing Operations      $204   $219     $592   $ 376    $ 320     $ 324     $ 994
Fixed Charges                                    84     96      362     390      408       461       447
                                              -----------------------------------------------------------
Total Earnings                                 $288   $315     $954   $ 766    $ 728     $ 785   $ 1,441
                                              ===========================================================

Fixed Charges as Defined in
Regulation S-K (B)

Interest Expense                                $84    $96     $362  $  390   $  406    $  458    $  444
Interest Factor in Rentals                        -      -        -       -        2         3         3
                                              -----------------------------------------------------------
Total Fixed Charges                             $84    $96     $362  $  390   $  408    $  461    $  447
                                              ===========================================================

Ratio of Earnings to Fixed Charges             3.43   3.28     2.64    1.96     1.78      1.70      3.22
                                              ===========================================================


 (A) The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude the amount of any interest capitalized during the period.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense and (c) an estimate of interest implicit in rentals.